Exhibit 99.3

SHOTSPOTTER, INC.

Index to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2020	1

Unaudited Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 2020	2

Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2019	3

Notes to Unaudited Pro Forma Combined Financial Statements	4

SHOTSPOTTER, INC.

Unaudited Pro Forma Combined Balance Sheet

September 30, 2020

(In thousands)

	Historical
	ShotSpotter, Inc.	LEEDS, LLC	Pro Forma Adjustments		ShotSpotter, Inc. Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$28,666	$5,671	$(14,628)	(a)	$19,709
Accounts receivable and contract asset	6,866	1,922	292	(f)	9,080
Prepaid expenses and other current assets	2,286	23	—		2,309
Total current assets	37,818	7,616	(14,336)		31,098
Property and equipment, net	15,359	177	—		15,536
Operating lease right-of-use assets	761	247	—		1,008
Goodwill	1,379	—	1,410	(a)	2,789
Intangible assets, net	226	—	14,410	(a)	14,636
Other assets	1,343	45	—		1,388
Total assets	$56,886	$8,085	$(4,187)		$66,455
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$818	$—	$—		$818
Deferred revenue, short-term	20,388	—	—		20,388
Accrued expenses and other current liabilities	4,241	731	(686)	(a)
			1,091	(b)	5,377
Total current liabilities	25,447	731	405		26,583
Deferred revenue, long-term	255	—	—		255
Other liabilities	456	166	170	(a)	792
Total liabilities	26,158	897	575		27,630
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—	—		—
Common stock	57	—	—		57
Additional paid-in capital	125,113	—	2,000	(a)	127,113
Retained earnings / (accumulated deficit)	(94,134)	7,188	(1,091)	(b)	(88,037)
Accumulated other comprehensive loss	(308)	—	—		(308)
Total stockholders' equity	30,728	7,188	909		38,825
Total liabilities and stockholders' equity	$56,886	$8,085	$1,484		$66,455

See accompanying notes to the unaudited pro forma combined financial statements.

SHOTSPOTTER, INC.

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2020

(In thousands, except per share amounts)

	ShotSpotter, Inc.	LEEDS, LLC	Pro Forma Adjustments		ShotSpotter, Inc. Pro Forma
Revenues	$33,085	$11,134	$—		$44,219
Costs
Cost of revenues	13,440	3,032	584	(c)	17,056
Impairment of property and equipment	161	—	—		161
Total costs	13,601	3,032	584		17,217
Gross profit	19,484	8,102	(584)		27,002
Operating expenses
Sales and marketing	7,237	2,840	721	(d)
			59	(c)	10,857
Research and development	4,104	744	77	(c)	4,925
General and administrative	6,627	222	98	(c)	6,947
Total operating expenses	17,968	3,806	955		22,729
Operating income	1,516	4,296	(1,539)		4,274
Other income (expense), net
Interest income, net	101	(5)	—		96
Other expense, net	(173)	—	—		(173)
Total other income (expense), net	(72)	(5)	—		(77)
Income before income taxes	1,444	4,291	(1,539)		4,197
Provision (benefit) for income taxes	(1)	—	—		(1)
Net income	$1,445	$4,291	$(1,539)		$4,198
Net income per share, basic	$0.13				$0.37
Net income per share, diluted	$0.12				$0.36
Weighted average shares used in computing net income per share, basic	11,383,860		63,901	(e)	11,447,761
Weighted average shares used in computing net income per share, diluted	11,718,770		63,901	(e)	11,782,671

See accompanying notes to the unaudited pro forma combined financial statements.

SHOTSPOTTER, INC.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2019

(In thousands, except per share amounts)

	ShotSpotter, Inc.	LEEDS, LLC	Pro Forma Adjustments	ShotSpotter, Inc. Pro Forma
Revenues	$40,752	$10,504	$(626)	(f)	$50,630
Cost of revenues	16,409	4,554	714	(c)	21,677
Gross profit	24,343	5,950	(1,340)		28,953
Operating expenses
Sales and marketing	9,989	2,952	961	(d)
			68	(c)
			(144)	(f)	13,826
Research and development	5,344	1,115	103	(c)	6,562
General and administrative	7,415	291	113	(c)
			1,091	(b)	8,910
Total operating expenses	22,748	4,358	2,192		29,298
Operating income	1,595	1,592	(3,531)		(344)
Other income (expense), net
Interest income (expense), net	440	(4)	—		436
Other expense, net	(278)	—	—		(278)
Total other income (expense), net	162	(4)	—		158
Income before income taxes	1,757	1,588	(3,531)		(186)
Provision (benefit) for income taxes	(41)	—	—		(41)
Net income	$1,798	$1,588	$(3,531)		$(145)
Net income per share, basic	$0.16				$(0.01)
Net income per share, diluted	$0.15				$(0.01)
Weighted average shares used in computing net income per share, basic	11,302,780		63,901	(e)	11,366,681
Weighted average shares used in computing net income per share, diluted	11,846,348		63,901	(e)	11,910,249

See accompanying notes to the unaudited pro forma combined financial statements.

SHOTSPOTTER, INC.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma combined financial statements of ShotSpotter, Inc. (“we,” “us,” “our,” or the “Company”) consist of a combined balance sheet as of September 30, 2020 and combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019, which reflect the Company’s acquisition on November 24, 2020 of all of the membership interests in LEEDS, LLC, a New Jersey limited liability company, (“LEEDS”). We refer to this acquisition as the “Acquisition”.

The unaudited pro forma combined financial statements have been derived from and should be read in conjunction with:

•

our historical consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2020; and

•

LEEDS historical audited financial statements and accompanying notes for the year ended December 31, 2019 and interim unaudited financial statements and accompanying notes as of and for the nine months ended September 30, 2020 which are included as Exhibit 99.1 and Exhibit 99.2 respectively, to our Current Report on Form 8-K/A to which this pro forma information is attached as Exhibit 99.3.

The unaudited pro forma combined balance sheet has been prepared as if the Acquisition had occurred on September 30, 2020. The unaudited combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 have been prepared as if the Acquisition had occurred on January 1, 2019. The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. The LEEDS Acquisition has been accounted for as a business combination in accordance with Accounting Standards Codification 805, Business Combinations. The assets acquired and liabilities assumed were recognized at fair value on the acquisition date of November 24, 2020, and the difference between the consideration transferred, excluding acquisition-related costs, and the fair values of the assets and liabilities was recognized as goodwill. The unaudited pro forma combined financial statements reflect the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of the assets acquired and liabilities assumed based on their estimated fair values as of November 24, 2020. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, the final purchase price allocation and the resulting effect on income from operations may differ from the unaudited pro forma combined statements.

In April 2020, the Company applied for and received a forgivable Payroll Protection Plan loan (“PPP Loan”) through the Small Business Administration of the United States of America (“SBA”). The Company has elected to account for the loan as a grant and records the income associated with the grant as the expenses are incurred. The Company recorded the full amount of the $0.6 million proceeds as an offset to the related payroll expenses in the statement of operations for the nine months ended September 30, 2020. In December 2020, the Company received notification from the SBA that the PPP Loan has been forgiven in full.

Note 2. Estimated consideration and preliminary purchase price allocation

On November 24, 2020, the Company completed the Acquisition for a purchase consideration of $21.6 million in cash, subject to working capital adjustments, and $2.0 million in 63,901 shares of ShotSpotter common stock. The purchase consideration also included a contingent earnout payable for up to $5.0 million based on LEEDS’ revenues generated over a two-year period following the acquisition date. The preliminary fair value of the contingent earnout is $0.2 million, resulting in a total estimated purchase consideration of $23.8 million. The contingent earnout fair value was determined using the contractual amount payable based on expected future revenues.

The Company has performed a preliminary valuation analysis of the fair market value of LEEDS’ assets acquired and liabilities assumed. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date, November 24, 2020 (in thousands):

Cash and cash equivalents	$7,044
Accounts receivable and contract asset	1,585
Prepaid expenses and other current assets	23
Property and equipment, net	161
Operating lease right-of-use asset	225
Goodwill	1,410
Customer relationship	14,410
Other asset	45
Deferred revenue	(525)
Accrued expenses and other current liabilities	(457)
Other liabilities	(98)
Total estimated consideration	$23,823

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations, which is expected to be completed within the annual financial statements of ShotSpotter for the year ended December 31, 2020. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair value of deferred revenue, (2) changes in allocations to customer relationship as well as goodwill and (3) other changes to assets and liabilities.

Note 3. Pro Forma Adjustments and Assumptions

The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The actual effect of the transactions ultimately may differ from the pro forma adjustments included herein. However, management believes that the assumptions used to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions as currently contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Company. The unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred if the Company had completed the transactions on the dates indicated or that could be achieved in the future.

Adjustments to the Unaudited Pro Forma Combined Financial Statements:

(a)

Reflects the removal of the historical carrying amount of the LEEDS assets acquired and liabilities assumed as of September 30, 2020 and the recognition of the preliminary purchase price and the preliminary fair value of the assets acquired and liabilities assumed as of November 24, 2020. The pro forma adjustment for cash reflects cash paid at closing, net of cash acquired from LEEDS.

(b)

Reflects estimated transaction costs incurred or to be incurred related to the Acquisition that are not already reflected in the historical financial statements. These costs will not affect the Company’s income statement beyond 12 months after the acquisition date.

(c)

Reflects the change in employee compensation arrangements including the addition of employee bonus plans and stock-based compensation as a result of the Acquisition. A total of 10,000 restricted stock units and 77,250 stock options vesting over four years were granted to LEEDS employees. These grants do not have a material impact on weighted average shares outstanding or earnings per share calculations.

(d)

Reflects the estimated amortization expense of the long-lived intangible asset acquired assumed as acquired on January 1, 2019 based on its fair value over a preliminary estimated useful life of 15 years.

(e)	Represents the increase in the weighted average shares in connection with the issuance of 63,901 common shares as part of the purchase consideration.
(f)

The fair value of deferred revenue was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. An adjustment was recorded to reduce deferred revenue to approximately $0.5 million, a reduction of $0.3 million from the carrying value. After the acquisition, this adjustment will reduce revenue related to the assumed performance obligations as the services are provided in the subsequent period. We used the ratio of the fair value of deferred revenue to the book value of deferred revenue as of acquisition date to estimate the fair value step-down in deferred revenue as of September 30, 2020 for our pro forma combined balance sheet as of December 31, 2018 and to estimate the decrease in revenues for our pro forma combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020. This resulted in a $0.3 million reduction in deferred revenues as of September 30, 2020 and a $0.5 million reduction in deferred revenues as of December 31, 2018, which resulted in a $0.6 million reduction in revenues and a corresponding $0.1 million reduction in commissions in the Company’s pro forma combined statement of operations for the year ended December 31, 2019. These adjustments will not affect the Company’s income statement beyond 12 months after the acquisition date.